UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): February 14, 2012

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On February 14, 2012, CytRx Corporation (the "Company") entered into an investment banking agreement with Legend Securities, Inc. (“Legend”), pursuant to which Legend agrees to continue to provide investor relations and business advisory services to us for a period of eighteen months, which may be extended by us for up to an additional six months upon notice to Legend. The agreement may be terminated by either party at any time after 90 days upon notice to the other party. In consideration for Legend’s services, we agreed to continue to pay Legend a monthly advisory fee of $20,000 and to issue Legend a warrant to purchase 800,000 shares of our common stock at an exercise price per share of $0.30. The warrant will vest as to 200,000 of the warrant shares upon issuance and as to an additional 200,000 of the warrant shares on each of August 14, 2012, February 14, 2013 and August 14, 2013, and will be exercisable for a period of five years. Under the investment banking agreement, we also agreed to give Legend “piggy back” registration rights with respect to the shares of our common stock underlying the warrant in any registration statement filed by us on behalf of holders of our securities in connection with resales of such securities by the holders.

ITEM 3.02	Unregistered Sales of Equity Securities.

The issuance of the warrant described in Item 1.01 above was, and any subsequent issuance of shares upon exercise of that warrant will be, made without registration under the Securities Act of 1933 in reliance upon exemptions from registration afforded by Section 4(2) of the Act and Regulation D under the Act.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2012	By:	/s/ JOHN Y. CALOZ
John Y. Caloz
Chief Financial Officer